EXHIBIT 4.29

Framework Agreement for Purchase and Sale of 3-9F Building A

of Hongqiao International Technology Square

This Framework Agreement dated this 9th day of December, 2011 is made by and between the following parties (the “Parties”) in Changning District, Shanghai:

Party A: Shanghai Hongqiao Linkong Technology Development Co., Ltd.

Legal Representative: Zhu Liping

Address: Room 2428, 789 West Tianshan Road, Changning District, Shanghai

Party B: Ctrip Computer Technology (Shanghai) Co., Ltd.

Legal Representative:

Address: 99 Fuquan Road, Changning District, Shanghai

Party C (Party A’s Guarantor): Shanghai Huanji Digital Technology Co., Ltd.

Legal Representative: Zhu Liping

Address: Room 2424, 789 West Tianshan Road, Changning District, Shanghai

Regarding Party A’s transfer and Party B’s acquisition of 3-9F Building A of Hongqiao International Technology Square (the address stated in the Real Estate Register is Building 1, No. 999 Jinzhong Road), through friendly negotiations, the Parties hereby agree to enter into this Framework Agreement as follows.

Article 1 Land Use Right

On 1 August 2006, Party A signed the Shanghai State-Owned Land Use Right Transfer Contract [HFDC (2006) CRHT No.36] with Housing and Land Administration Bureau of Changning District, Shanghai. On 12 November 2007, Party A signed the Shanghai State-Owned Land Use Right Transfer Contract (Supplementary) [HFDC (2007) CRHTBZ No.17] with Housing and Land Administration Bureau of Changning District, Shanghai and obtained a 50-year land use right to 4/7 Lot, 324 Community of Changning District, Shanghai (hereinafter referred to as the “Land”). Party A paid up the land use right transfer price as well as the compensation payable to Shanghai Hongqiao Linkong Economic Zone Development Co., Ltd. at the preliminary stage of the construction, and obtained the Shanghai Real Estate Title Certificate (for land) [HFDCZ (2007) No.021487] on 17 December 2007. The Shanghai Real Estate Title Certificate states as follows: location: 4/7 Lot, 324 Community of Xinjing Town; source of land use right: transfer; purpose: education and research; land area: 9,930 sqm; use term: from 1 August 2006 to 31 July 2056.

Article 2 Construction in Progress

2.1 After obtaining all approval documents for the development and construction of the Land, Party A constructed a building of 9 floors on the Land with a total area of 30,886.29 sqm (subject to the final measuring result). The name of the building is Linkong Network Equipment Research and Development Building (hereinafter referred to as the “Project”). The Project has been completed and the Construction Project Completion Registration Certificate (registration no.: 2011CN0023) issued by Changning District Construction and Transportation Commission has been obtained.

2.2 Changning District Housing and Land Surveying and Measuring Center has issued a Housing and Land Title Investigation Report regarding the Project. The Housing and Land Title Investigation Report states the following: project location: 4/7 Lot, 324 Community of Xinjing Town; address: 999 Jinzhong Road; land purpose: education and research; re-measured land area: 9930 sqm; total floor area: 30886.29 sqm; above-ground building area: 24598.75 sqm; underground building area: 6287.54 sqm. For the purpose of the Housing and Land Title Investigation Report, no separate measurement of each floor and unit was conducted, and no apportionment of the public areas was made.

Article 3 Mortgage of Land Use Right and Construction in Progress

On 26 September 2008, Party A signed a loan contract and a mortgage contract (no.: 16002084011102) with Shanghai Rural Commercial Bank Changning Branch (hereinafter referred to as “SRCB Changning Branch”), under which Party A borrowed a loan in amount of RMB60,000,000 from SRCB Changning Branch. The term of the loan is from 27 September 2008 to 19 March 2013. Party A mortgaged the land use right to 4/7 Lot, 324 Community of Xinjing Town and the construction in progress thereon to SRCB Changning Branch as the security for the loan. Party A has repaid RMB23,000,000. The remaining principal loan amount is RMB37,000,000, of which RMB16,000,000 is due.

Article 4 Housing Resettlement

Under the Supplementary Agreement to the Housing Resettlement Agreement between Party A and Shanghai Fengli Electric Tools Plant Co., Ltd. (hereinafter referred to as “Fengli Plant”), Party A offered the entire 9th Floor of Building A of Hongqiao International Technology Square as resettlement housing for Fengli Plant. Party A has delivered such resettlement housing to Fengli Plant.

Under the Supplementary Agreement to the Housing Resettlement Agreement among Party A, Shanghai Far East Electronic Plating Co., Ltd. (hereinafter referred to as “Far East Plant”) and other Parties specified therein, under which Party A offered two adjacent units of an area no less than 564 sqm on the 5th Floor of Building A of Hongqiao International Technology Square as resettlement housing for Far East Plant. Party A has delivered unit 511 (520) and unit 512 (521) as resettlement housing to Far East Plant.

Article 5 Lawsuits and Judicial Seizures

Building A of Hongqiao International Technology Square is involved in several lawsuits and judicial seizures. See Appendix 1 for details.

Article 6 Purchase and Sale of Real Estate

6.1 Party A agrees to transfer and Party B agrees to acquire 3-9F, Building A of Hongqiao International Technology Square at 999 Jinzhong Road, Changning District, Shanghai (hereinafter referred to as the “Subject Property”). The floor area of the Subject Property is 17,155.724 sqm, subject to the final measuring by the measuring authority (if there is a title certificate, the floor area stated therein shall prevail).

6.2 Party A has not completed the preliminary real estate registration or obtained the Real Estate Title Certificate (for the whole building) for the Subject Property. Party A and Party B hereby conclude this Framework Agreement for the purchase and sale of the Subject Property. Both Parties will deal with the title transfer registration procedures according to the relevant regulations on real estate transfers after Party A obtains the Real Estate Title Certificate for the Subject Property.

6.3 Party B shall be responsible for negotiating the purchase price and other matters regarding the resettlement housing (hereinafter referred to as the “Resettlement Housing”) with Fengli Plant and Far East Plant. At the request of Party B, Party A shall assist in handling relevant formalities. The Parties acknowledge and agree that the price of the Resettlement Housing is significantly lower than the market price and (may be) lower than the purchase price agreed between Party B and Fengli Plant/Far East Plant. Since the difference between the resettlement price and the purchase price of the Resettlement Housing will not be enjoyed by Party A, Party A shall not bear the taxes and fees (if any) payable for such difference incurred in the course of assisting Party B in handling relevant formalities, including but not limited to business tax, income tax, land value increment tax, charges, costs and other regulatory fees. Party A is entitle to reject handling relevant formalities until receipt of such taxes and fees.

Article 7 Price

The Parties agree that the purchase price of the Subject Property (excluding the Resettlement Housing) shall be RMB24,500 per sqm x total floor area of 14,578.724 sqm = RMB357,178,738 (Renminbi three hundred and fifty-seven million one hundred and seventy-eight thousand seven hundred and thirty-eight yuan), subject to the final measuring result of the Subject Property (excluding the Resettlement Housing) (if there is a title certificate, the floor area stated therein shall prevail).

Article 8 Payment Terms

8.1 Upon execution of this Agreement, Party B shall pay RMB37,000,000 (Renminbi thirty-seven million yuan) to Party A as the 1st installment of the purchase price, of which RMB10,000,000 (Renminbi ten million yuan) shall be paid by Party B to Party A within 7 working days after signing this Agreement and the remaining RMB27,000,000 (Renminbi twenty-seven million yuan) shall be paid by Party B to the constructors, banks or other creditors directly or via the court as per Party A’s written instruction after Party B confirms that Party A has reached written settlements or mediation agreements with the constructors of Building A of Hongqiao International Technology Square, suppliers, banks and other creditors, or has provided security to lift the judicial seizures over the Subject Property.

8.2 Within 7 working days after a floor-by-floor measuring report is issued for Building A of Hongqiao International Technology Square and the Parties agree that Building A of Hongqiao International Technology Square is available for sale on a floor-by-floor basis or relevant authority issues or signs a document approving sale of 3-9F Building A of Hongqiao International Technology Square on a floor-by-floor basis, Party B shall pay RMB30,000,000 (Renminbi thirty million yuan) to Party A as the 2nd installment of the purchase price.

8.3 Within 3 working days after the Real Estate Trading Center and other relevant authorities confirm that Building A of Hongqiao International Technology Square may be sold on a floor-by-floor basis and Party A obtains the Real Estate Title Certificate (for the whole building) for Building A of Hongqiao International Technology Square, the Parties shall sign the Shanghai House Purchase and Sale Contract and submit it to Changning District Real Estate Trading Center for registration of title transfer. Within 7 working days after Changning District Real Estate Trading Center accepts the registration application above (evidenced by the document receipt), Party B shall pay RMB218,742,990.4 (Renminbi two hundred and eighteen million seven hundred and forty-two thousand nine hundred and ninety yuan forty cents) to Party A as the 3rd installment of the purchase price.

8.4 Within 7 working days after obtaining the Real Estate Title Certificate (for each unit) for 3-9F Building A of Hongqiao International Technology Square, Party B shall pay the remaining 20% of the purchase price, i.e. RMB71,435,747.6 (Renminbi seventy-one million four hundred and thirty-five thousand seven hundred and forty-seven yuan sixty cents). If there is any difference between the area stated in the Real Estate Title Certificate and the estimated area specified in Article 7, the Parties shall settle the purchase price based on the area stated in the Real Estate Title Certificate at the time when Party B pays the remaining 20% of the purchase price.

8.5 If, by the time when Party B makes payments under Articles 8.2 and 8.3, Party A has not paid off its debts to the constructors of Building A of Hongqiao International Technology Square, suppliers, banks and other creditors, Party B shall make payments under paragraphs 8.2 and 8.3 in the manner of payment of the RMB27,000,000 specified in paragraph 8.1. Balance, if any, shall be paid by Party B directly to Party A.

Article 9 Delivery

9.1 Party A agrees to deliver the Subject Property to Party B and sign a House Delivery Confirmation Letter with Party B within 3 working days after signing this Agreement and receiving the 1st installment in amount of RMB10,000,000. Party B may decorate and occupy the Subject Property as of the delivery date.

9.2 Party B shall be responsible for negotiating with Fengli Plant and Far East Plant regarding the delivery of the Resettlement Housing. Party A shall cooperate with Party B in this regard.

Article 10 Decoration

10.1 Party A agrees that Party B may decorate the Subject Property upon delivery. Party A undertakes to cooperate in settling issues relating to decoration and use of the Subject Property.

10.2 Party B shall comply with the decoration specifications set by Party A and shall not destroy or affect the structures, facades, public areas, utilities, etc. of the building in the course of decoration. Party B shall provide a written decoration plan to Party A for review before the commencement of the decoration. Party B shall pay certain fees to Party A and may start the decoration after Party A approves the work documents.

Article 11 Floor-by-Floor Measuring

11.1 Party A undertakes that the Subject Property is available for floor-by-floor transfer to Party B, and that after signing this Agreement, it will apply for floor-by-floor measuring with relevant authorities and obtain a permit for floor-by-floor transfer. Party B undertakes to cooperate with Party A to carry out such work.

11.2 If Party A fails to transfer the Subject Property to Party B on a floor-by-floor basis despite joint efforts of the Parties, Party A agrees that Party B may select to either rent 3-9F Building A of Hongqiao International Technology Square, or purchase the entire Building A of Hongqiao International Technology Square, or terminate this Agreement and redeliver the Subject Property to Party A. Under such circumstances, neither party shall be regarded as having breached any agreement, undertaking or warranty hereunder. If Party B selects to terminate this Agreement and redeliver the Subject Property to Party A in accordance with this Article 11.2, Party A shall, within 7 working days after receiving Party B’s written notice, refund the purchase price paid by Party B. If Party A fails to make the refund within the time limit above, it shall pay default interest to Party B at two times of the concurrent bank loan interest rate; Party B may recover any and all decorations, office facilities, equipment, supplies, etc. used in connection with the Subject Property (excluding the Resettlement Housing. Party B shall be responsible for negotiating with Fengli Plant and Far East Plant regarding the Resettlement Housing, and Party A shall not be involved in this regard), and does not have the obligation to restore the Subject Property.

Article 12 Lease

12.1 The Parties agree that if Party B selects to rent the Subject Property in accordance with Article 11.2, it shall send a written notice to Party A, and the Parties shall sign a lease contract within the time limit set out in such written notice. The rent of the Subject Property shall be RMB2.5 per sqm per day. The lease period shall be determined by Party B. The 1st, 2nd and 3rd installments of the purchase price as well as other amounts paid by Party B to Party A (excluding the fees paid by Party B for decoration) may be set off against the rent.

12.2 The Parties agree that the rent shall remain unchanged for five years. Party B shall pay the rent as scheduled in the lease contract. Upon expiry of the five-year lease term, the rent shall be raised in principle. The specific amount shall be negotiated by the Parties.

12.3 The Parties acknowledge that if Party B selects to rent the Subject Property in accordance with Article 11.2 and sign a formal lease contract with Party A in accordance with the lease terms agreed hereunder, Party B’s right to use the Subject Property under this Agreement shall remain unchanged.

12.4 Party B shall be responsible for negotiating with Fengli Plant and Far East Plant regarding lease of the Resettlement Housing. Party A shall cooperate in this regard.

Article 13 Time Limit for Lifting the Seizures and Obtaining the Real Estate Title Certificate

13.1 Party A undertakes to lift all judicial seizures existing as of the date of this Agreement over Building A of Hongqiao International Technology Square on or before 15 February 2012 (see Appendix 1 for details).

13.2 Party A undertakes to complete preliminary registration for Building A of Hongqiao International Technology Square and obtain the Real Estate Title Certificate (for the whole building) for Building A of Hongqiao International Technology Square on or before 31 October 2012.

Article 14 Execution of Purchase and Sale Contract

14.1 The Parties acknowledge that the contents of the Shanghai House Purchase and Sale Contract to be signed upon satisfaction of relevant conditions shall be compliant with this Agreement, except for adjustment to the total purchase price based on the floor-by-floor measuring result. Party B’s right to use the Subject Property under this Agreement shall remain unchanged. Neither Party may refuse to sign the Shanghai House Purchase and Sale Contract for reason that the Parties fail to agree on the terms and conditions thereof.

14.2 The Parties shall sign the Shanghai House Purchase and Sale Contract within 3 working days after (i) Party A completes the preliminary registration for the Subject Property and obtains the Real Estate Title Certificate (for the whole building) for Building A of Hongqiao International Technology Square, and (ii) Changning District Real Estate Trading Center approves the floor-by-floor sale of 3-9F Building A of Hongqiao International Technology Square. Party A shall assist Party B in handling the title transfer registration for the Subject Property, and apply for a Real Estate Title Certificate (for each unit) stating that Party B is the owner of the Subject Property.

Article 15 Property Management

15.1 Party A agrees that Party B shall be responsible for management of the interior part of the Subject Property (i.e., the private areas of 3-9F Building A of Hongqiao International Technology Square). Since the 1-2F of Building A of Hongqiao International Technology Square are still occupied by other owners/users and certain equipment and facilities are not severable, all public areas in the building shall be jointly owned by all the owners and jointly used by all the owners/users. To facilitate management of the whole building and to provide better service to all the owners/users, Party B may manage the cleaning and security services in the public areas of 3-9F of Building A. However, management and maintenance of equipment and facilities as well as other property management services shall still be provided by the property management company retained by Party A. Party A agrees that if any public equipment in the Subject Property is severable and solely used by Party B, the ownership of that equipment shall be enjoyed by Party B.

15.2 Building A of Hongqiao International Technology Square shall be managed by the property management company retained by Party A, except for the security and cleaning services for the private and public areas of the Subject Property (3-9F). Party B shall share the property management fee in proportion to the floor area occupied by it, provided that the property management fee for the security and cleaning services of the Subject Property (3-9F) shall be deducted. The specific scope and fee of property management shall be determined by the property management company retained by Party A in accordance with the foregoing provisions. Party B shall sign a property management contract with the property management company. Party A shall cooperate in this regard.

15.3 Party A warrants that the property management fee for Building A of Hongqiao International Technology Square will not exceed the level of standard property management fees for similar properties in Changning District.

15.4 Party A intends to add an exhaust pipe in the public areas of Building A of Hongqiao International Technology Square (inside the core tube of Building A), which would connect the 1st floor to the roof. Party B agrees to cooperate in construction of such work, provided that the work shall not affect Party B’s normal use of the Subject Property.

Article 16 Renaming and Advertising

16.1 Party A agrees that Party B has the right to rename Building A of Hongqiao International Technology Square. Party A shall assist Party B to complete relevant procedures for renaming the building at Party B’s cost. Party A shall not grant other buyers with the right to rename Building A of Hongqiao International Technology Square.

16.2 Party A warrants that upon approval, Party B may set up advertising at proper locations inside Hongqiao International Technology Square (except for the 1st and 2nd floors. In case Party B intends to set up any indicative signs in the lobby without affecting the overall environment of the lobby and other owners/users, Party A shall assist in this regard). Party A undertakes to take all efforts to assist Party B to obtain advertising spaces and to assist Party B to handle the approval formalities at Party B’s cost.

Article 17 Warranty

17.1 Party A warrants that information about the land use right of Building A of Hongqiao International Technology Square as well as the relevant contracts and materials for development of the building made available to Party B prior to execution of this Agreement are authentic and free of concealment or deception.

17.2 Party A warrants that as of the date of this Agreement, Building A of Hongqiao International Technology Square is not subject to any lawsuits or judicial seizures, except for those listed in the appendix hereto. Party A warrants that if Building A of Hongqiao International Technology Square becomes subject to any lawsuit, judicial seizure or administrative seizure after the date of this Agreement, it will notify Party B promptly and submit relevant legal documents to Party B for keeping after making a photocopy thereof.

17.3 Party A warrants that as of the date of this Agreement, Building A of Hongqiao International Technology Square is not subject to any mortgage or other encumbrances except for those set out in Article 3. Party A warrants that it will not establish any encumbrance on Building A of Hongqiao International Technology Square after the date of this Agreement, unless otherwise agreed by Party B in writing in advance.

Article 18 Guarantee

Party C is willing to act as Party A’s Guarantor and be jointly and severally liable for all the obligations of Party A under this Agreement.

Article 19 Taxes

The Parties shall be liable for their respective taxes arising from the purchase and sale of the Subject Property hereunder in accordance with law, unless otherwise agreed in this Agreement.

Article 20 Breach of Contract

20.1 Breach of contract by Party A

20.1.1 In case Party A violates this Agreement by failing to promptly deliver the Subject Property, or in case Party A violates Article 13.1 by failing to promptly lift the judicial seizures over Building A of Hongqiao International Technology Square, or in case Party A violates Article 13.2 by failing to promptly obtain the Real Estate Title Certificate (for the whole building) for Building A of Hongqiao International Technology Square, or in case Party A violates Article 14.2 by failing to promptly sign the Shanghai House Purchase and Sale Contract with Party B, for each day of delay, Party A shall pay 0.05% of the paid purchase price as liquidated damages to Party B. If the delay lasts for over 60 days, Party B may terminate this Agreement by giving a written notice to Party A. Party A shall refund the purchase price paid by Party B and indemnify the decoration costs incurred by Party B within the time limit prescribed in the written notice. In addition, Party A shall pay RMB10,000,000 as liquidated damages to Party B.

20.1.2 In case Party A violates this Agreement by concealing any information (information made available by Party A to Party B has been included in the terms of this Agreement), or in case Party A refuses to transfer Building A of Hongqiao International Technology Square to Party B, or in case Party A refuses to sign the Shanghai House Purchase and Sale Contract with Party B, or in case Party A refuses to assist Party B to make title transfer registration for the Subject Property (unless Changning District Real Estate Trading Center rejects the transfer of Building A of Hongqiao International Technology Square from Party A to Party B, i.e., refuses to accept the application for title transfer registration for 3-9F Building A of Hongqiao International Technology Square), making it impossible or difficult for Party B to obtain the Real Estate Title Certificate (for each unit) of the Subject Property, Party B may select to require Party A to continue performance of this Agreement or terminate this Agreement by giving a written notice to Party A. If Party B selects to terminate this Agreement, Party A shall refund the purchase price paid by Party B and indemnify the decoration costs incurred by Party B within the time limit prescribed in the written notice. In addition, Party A shall pay RMB30,000,000 as liquidated damages to Party B. If Party B selects to require Party A to continue performance of this Agreement, Party A shall be liable for any and all losses caused to Party B due to its delay in discharging the obligations above.

20.1.3 If any loss is caused to the non-defaulting Party due to the defaulting Party’s breach of contract, the defaulting Party shall be liable for the loss actually suffered by the non-defaulting Party.

20.2 Breach of contract by Party B

20 2.1 In case Party B violates this Agreement by failing to promptly pay any installment of the purchase price or failing to promptly repay Party A’s debts, for each day of delay, Party B shall pay 0.05% of the outstanding purchase price as liquidated damages to Party A. If the delay lasts for over 60 days, Party A may terminate this Agreement by giving a written notice to Party B, and Party B shall pay RMB10,000,000 as liquidated damages to Party A. If there is any balance after deducting such liquidated damages from the purchase price paid by Party B, the balance shall be refunded to Party B upon Party B’s redelivery of the Subject Property.

20.2.2 In case Party B violates this Agreement by refusing to purchase the Subject Property from Party A or refusing to sign the Shanghai House Purchase and Sale Contract with Party A, Party A may select to require Party B to continue performance of this Agreement or terminate this Agreement by giving a written notice to Party B. If Party A selects to terminate this Agreement, Party B shall pay RMB30,000,000 as liquidated damages to Party A. If there is any balanceafter deducting such liquidated damages from the purchase price paid by Party B, the balance shall be refunded to Party B upon Party B’s redelivery of the Subject Property. If Party A selects to require Party B to continue performance of this Agreement, Party B shall be liable for any and all losses caused to Party A due to its delay in discharging the obligations above.

Article 21 Miscellaneous

21.1 The Parties have obtained internal approvals according to their respective articles of association and have been authorized to sign this Agreement. This Agreement will not be held invalid due to any internal approval in violation with articles of association or other relevant regulations.

21.2 Confidentiality Obligations

21.2.1 The Parties hereby agree that unless otherwise required by law, none of the Parties may disclose any content of this Agreement (including the information included in this Agreement or known in the course of execution and performance of this Agreement, such as information about lawsuits of Party A) to any third party. The Party breaching the confidentiality obligations under this Article 21 shall be liable for all direct and indirect losses caused to the non-defaulting Party, including the costs incurred by the non-defaulting Parties to seek for remedies (at the discretion of the non-defaulting Party).

21.2.2 “Third party” in the preceding paragraph shall exclude consultants and other personnel retained by the Parties for execution and performance of this Agreement. However, the Parties shall procure that the consultants will comply with the confidentiality obligations under this Article 21. Violation of confidentiality obligations by any consultant will be deemed as violation of confidentiality obligations by the Party retaining such consultant.

21.3 Party B acknowledges and agrees that after becoming the owner of 3-9F Building A of Hongqiao International Technology Square, it shall share the property management fee for public areas in proportion to the floor area occupied by it based on the floor-by-floor measuring report, and shall pay maintenance costs after expiry of the statutory warranty period.

21.4 All disputes arising from performance of this Agreement shall first be settled by the Parties through friendly consultation. If the consultation fails, the dispute shall be rendered before the court at the place where the Subject Property is located.

21.5 This Agreement shall take effect after the Parties affix a seal hereunto.

21.6 This Agreement shall be executed in five originals, with Party A and Party B holding 2 originals respectively and Party C holding 1 original.

21.7 The Appendix hereto shall form an integral part of this Agreement. The Parties may amend the appendix based on the actual circumstances during the performance of this Agreement.

Party A: Shanghai Hongqiao Linkong Technology Development Co., Ltd. (Seal)

Legal representative: Zhu Liping (Seal)

Party B: Ctrip Computer Technology (Shanghai) Co., Ltd. (Seal)

Legal representative:

Party C : Shanghai Huanji Digital Technology Co., Ltd. (Seal)

Legal representative: Zhu Liping (Seal)

9 December 2011